EXHIBIT 99.1
                                                                    ------------


                                               EMISPHERE TECHNOLOGIES, INC.
                                               ----------------------------
                                               FREDRICK D. COBB
                                               ASSISTANT VICE PRESIDENT, FINANCE
                                               AND ACCOUNTING

                                               OR

                                               DORY A. LOMBARDO-VALIQUETTE
                                               SENIOR MANAGER, INVESTOR
                                               RELATIONS AND CORPORATE
                                               COMMUNICATIONS
                                               (914) 785-4742

                                               COHN & WOLFE
                                               ------------
                                               JULIE HUANG
                                               JULIO CANTRE
                                               (212) 798-9700
FOR IMMEDIATE RELEASE
---------------------

    EMISPHERE TECHNOLOGIES ANNOUNCES FIRST QUARTER FINANCIAL RESULTS FOR 2003


TARRYTOWN, NY - MAY 8, 2003 --- Emisphere Technologies, Inc. (NASDAQ: EMIS) today announced financial results for the first quarter ended March 31, 2003. The Company also provided an update on development programs involving its proprietary eligen(TM) oral drug delivery technology.

The net loss for the three months ended March 31, 2003 was $9.9 million or $0.55 per share, compared to a net loss of $21.4 million or $1.20 per share, for the same period in 2002. The $11.5 million reduction in net loss resulted from a $13.2 million decrease in operating expenses. partially offset by a $0.7 million decrease in contract research revenues and a $1.0 million reduction in net investment income and expense.

FIRST QUARTER FINANCIAL RESULTS

In the first quarter of 2003, operating expenses decreased by $13.2 million over the same period last year primarily due to decreases of $6.8 million in clinical costs, $5.8 million in research activities, $0.7 million in general and administrative costs, partially offset by an increase of $0.1 million in depreciation expense. The majority of this decrease in operating expense was due to the completion of Emisphere's Phase III PROTECT Trial and related studies as well as the subsequent staff reduction and closing of the Farmington, Connecticut research facility, all of which were announced in 2002.


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Revenues for the first quarter decreased by $0.7 million compared to the same period in 2002, primarily due to the winding down of Emisphere's early stage clinical studies in collaboration with Eli Lilly and Company, which amounted to $0.5 million, as well as a reduction in pre-clinical work performed for Cubist Pharmaceuticals, Inc. of $0.2 million. Contract research revenues consist of revenue from collaborative agreements and feasibility studies and are comprised of reimbursed research and development costs. As these studies reach conclusion of the first stage of pre-clinical or Phase I clinical trials, payments made by collaborators are anticipated to be lower, reflecting the reduced efforts of Emisphere.

The $1.0 million reduction in other income and expense was primarily due to lower investment balances and interest rates in addition to higher interest expenses.

As of March 31, 2003, the Company employed a staff of 123. The weighted average shares outstanding for the quarter ended March 31, 2003 were 18.0 million.

Cash, cash equivalents and investments decreased by $8.2 million in the first quarter of 2003. As of March 31, 2003, Emisphere held cash and investments totaling approximately $65.5 million.

Emisphere continues to be in discussions with potential buyers of the Farmington, Connecticut research facility. To date, proposals have ranged from continuing research facility operations to selling the facility and the 29 acres of land surrounding the facility. Based on current estimates of expected proceeds as of March 31, 2003, an impairment loss of the carrying value of the land, building and equipment has not been triggered. The facility ceased operations in December 2002 and a staff of three remains onsite until final disposition.

"As the first quarter demonstrates, we continued to manage our resources effectively, Michael M. Goldberg, M.D., Chairman and Chief Executive Officer of Emisphere, commented. "We continue to significantly decrease our burn rate over previous periods, while further advancing our oral delivery programs that we have carefully prioritized. Most notably this past quarter, with our partner, Novartis, we reported data from the oral salmon calcitonin program for the treatment of osteoporosis and related indications that had completed Phase IIa testing. We also reported favorable preliminary data on a clinical study that evaluated a capsule preparation of insulin for oral administration using the eligen(TM) technology in patients with Type 2 diabetes."

HIGHLIGHTS

         o Announced favorable results of a Phase IIa study with Novartis Pharma AG evaluating the performance in post-menopausal women of an oral tablet formulation of the peptide, salmon calcitonin ("calcitonin"), which is currently available only as nasal spray or as an injectable therapy. The study demonstrated activity on bone markers over a three month dosing period when the peptide was delivered in combination with the EMISPHERE(R) delivery


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                  agent. Novartis continues to move forward with additional
                  manufacturing, formulation and packaging work.

         o Presented favorable data from a clinical study in patients with Type 2 diabetes that evaluated a capsule preparation of insulin using its eligen(TM) technology at the Controlled Release Society's 11th International Symposium for Recent Advances in Drug Delivery Systems.

         o Presented at the BIO CEO and Investor Conference in February and at the 21st Annual JP Morgan H&Q Healthcare Conference in January.

ADDITIONAL PROGRAM UPDATES

Separately, Emisphere announced today that it is initiating clinical testing of an oral insulin formulation in Type 2 diabetic patients in the United States under an Investigational New Drug (IND) application filed with the United States Food and Drug Administration (FDA). The formulation uses Emisphere's eligen(TM) oral drug delivery technology to deliver the insulin in a capsule. This is the first oral insulin clinical study in the United States using Emisphere's technology. Emisphere's goal continues to be to provide additional pharmacokinetic and pharmacodynamic characterization of its oral insulin formulation with an EMISPHERE(R) delivery agent. To date, data has been generated in both Type I and Type 2 diabetics and under fed and fasted conditions, and the overnight effect of oral insulin in Type 2 diabetics has also been evaluated. Also in the first quarter, Emisphere was notified that patient data from a previously conducted study in Type 2 diabetics evaluating an oral insulin capsule preparation was accepted for oral presentation at the annual meeting of the American Diabetes Association.

Dr. Goldberg concluded, "The partnering of our oral heparin and insulin programs remain a top priority for Emisphere. In the meantime, we are confident that we are adding value to these programs through an efficient use of our resources. We will look forward to sharing additional data on our oral insulin program at the upcoming American Diabetes Association meeting in June."

ABOUT THE ELIGEN(TM) TECHNOLOGY

Emisphere's broad-based oral drug delivery technology platform, known as the ELIGEN(TM) technology, is based on the use of proprietary, synthetic chemical compounds, known as EMISPHERE(R) delivery agents, or "carriers". These molecules facilitate the transport of the therapeutic macromolecules across biological membranes such as the small intestine. Emisphere's ELIGEN (TM) technology makes it possible to orally deliver a therapeutic molecule without altering its chemical form or biological integrity.

ABOUT EMISPHERE TECHNOLOGIES, INC.

Emisphere Technologies, Inc. (Nasdaq: EMIS) is a biopharmaceutical company pioneering the oral delivery of otherwise injectable or inhaled drugs. It is in the business of licensing its proprietary oral drug delivery technology, ELIGEN(TM) to partners wHO apply it directly to their marketed drugs. Emisphere conducts proof-of-concept trials and other early-stage trials to advance the technology and increase value for potential partnering opportunities. Emisphere's eligen technology has facilitated the oral delivery of proteins, peptides, macromolecules and charged organics. Emisphere and its partners have advanced oral formulations of salmon calcitonin, heparin, insulin parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials. Emisphere currently has four oral drug formulations containing an EMISPHERE(R) delivery agent that has been accepted for clinicaL testing in the U.S. Emisphere develops pharmaceutical products for its own portfolio and has several strategic alliances with some of the world's leading pharmaceutical and biotechnology companies, including Novartis AG and Eli Lilly and Company. For further information, please visit www.emisphere.com.
                                      -----------------
CONFERENCE CALL INFORMATION

Emisphere Technologies, Inc. (Nasdaq: EMIS) will hold a conference call on Thursday, May 8, 2003, to discuss the Company's first quarter financial results for the quarter endied March 31, 2003. The call will be held on Thursday, May 8, 2003, beginning at 10:30 a.m. Eastern Time (7:30 a.m. Pacific). A replay of the call will be accessible approximately 2 hours following the end of the call and will be archived for one week.

The live conference call dial-in number is:       877-381-5116 (U.S./Canada)
                                                  706-634-7378 (international)

To access a replay of the call:                   800-642-1687 (U.S./Canada)
                                                  706-645-9291 (international)
                                                  Conference ID:  231108

Emisphere will simultaneously be webcasting this teleconference. To access the live broadcast in listen-only mode or the subsequently archived recording please go to the investor relations portion of the Company's website:
HTTP://WWW.EMISPHERE.COM/HTML/IR.HTML. Please visit the site at least five minutes prior to start time for instructions and to allow adequate time for any software download that may be needed to listen to the webcast.


SAFE HARBOR STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

THE STATEMENTS IN THIS RELEASE AND ORAL STATEMENTS MADE BY REPRESENTATIVES OF EMISPHERE RELATING TO MATTERS THAT ARE NOT HISTORICAL FACTS (INCLUDING WITHOUT LIMITATION THOSE REGARDING THE TIMING OR POTENTIAL OUTCOMES OF RESEARCH COLLABORATIONS OR CLINICAL TRIALS, ANY MARKET THAT MIGHT DEVELOP FOR ANY OF EMISPHERE'S PRODUCT CANDIDATES AND THE SUFFICIENCY OF EMISPHERE'S CASH AND OTHER CAPITAL RESOURCES) ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, BUT NOT LIMITED TO, THE LIKELIHOOD THAT FUTURE RESEARCH WILL PROVE SUCCESSFUL, THE LIKELIHOOD THAT ANY PRODUCT IN THE RESEARCH PIPELINE WILL RECEIVE REGULATORY APPROVAL IN THE UNITED STATES OR ABROAD, THE ABILITY OF EMISPHERE AND/OR ITS PARTNERS TO DEVELOP, MANUFACTURE AND COMMERCIALIZE PRODUCTS USING EMISPHERE'S DRUG DELIVERY TECHNOLOGY, EMISPHERE'S ABILITY TO FUND SUCH EFFORTS WITH OR WITHOUT PARTNERS, AND OTHER RISKS AND UNCERTAINTIES DETAILED IN EMISPHERE'S


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FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THOSE FACTORS
DISCUSSED UNDER THE CAPTION "RISK FACTORS" IN EMISPHERE'S ANNUAL REPORT ON FORM 10-K (FILE NO. 1-10615) FILED ON MARCH 31, 2003.

                              - TABLES TO FOLLOW -


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                          EMISPHERE TECHNOLOGIES, INC.
                         Selected Financial Information
                        Fiscal 2003 First Quarter Results
                 (in thousands, except share and per share data)

CONDENSED STATEMENT OF OPERATIONS

                                                  FOR THE THREE MONTHS ENDED
                                                           MARCH 31,
                                                 ----------------------------
                                                      2003            2002
                                                 ------------    ------------
                                                  (unaudited)     (unaudited)

CONTRACT RESEARCH REVENUES ...................   $         26    $        729
                                                 ------------    ------------
COSTS AND EXPENSES:
     Research and development ................          4,964          17,631
        General and administrative expenses ..          2,539           3,203
        Restructuring ........................              4
     Depreciation and amortization ...........          1,517           1,416
                                                 ------------    ------------
                Total expenses ...............          9,024          22,250
          OPERATING LOSS .....................         (8,998)        (21,521)
                                                 ============    ============

INVESTMENT INCOME AND EXPENSE:
     Investment income and other income ......            378           1,201
     Interest expense ........................         (1,244)         (1,080)
                                                 ------------    ------------
                                                         (866)            121

NET LOSS .....................................   $     (9,864)   $    (21,400)
                                                 ============    ============

NET LOSS PER SHARE, BASIC AND DILUTED ........   $      (0.55)   $      (1.20)
                                                 ------------    ------------

WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC AND
DILUTED                                            18,020,000      17,833,000
                                                 ============    ============



CONDENSED BALANCE SHEET
                                                   MARCH 31,    DECEMBER 31,
                                                     2003          2002
                                                 (unaudited)
                                                 -----------     ---------
Assets
Cash, cash equivalents, and investments           $ 65,542       $ 73,701
Prepaid expenses and other current assets            1,799          2,285
Equipment and leasehold improvements, net           21,432         23,282
Land, building and equipment held for sale, net      5,083          4,520

Intangible assets, net                               2,692          2,752
Other assets                                         1,412          1,426
                                                  --------       --------
Total Assets                                      $ 97,960       $107,966
                                                  ========       ========

Liabilities and Stockholders' Equity
Current liabilities                               $  4,088       $   5736
Notes payable                                       34,425         33,181
Deferred lease liability, net of current             1,509
portion                                              1,409
Stockholders' equity                                58,038         67,540
                                                  --------       --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $ 97,960       $107,966
                                                  ========       ========


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